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                                                                      EXHIBIT 99

                       NATIONAL AUTO FINANCE COMPANY, INC.
                 ANNOUNCES QUARTER ENDING MARCH 31, 1999 RESULTS
                EARNINGS (LOSS) PER SHARE OF $(0.10) VS. $ (0.48)


         JACKSONVILLE, Fla. (August 16, 1999) - National Auto Finance Company, Inc. (OTC/BB:NAFI) today announced that it filed its Quarterly Report on Form 10-Q today, which reflects a loss of $1.7 million or $(0.10) per share for the quarter ended June 30, 1999 vs. a loss of $4.3 million or $(0.48) for the quarter ended June 30, 1998. The loss of $1.7 million includes one-time financial restructuring expenses of approximately $900,000.

         Commenting on the announcement, Keith B. Stein, Chairman and Chief Executive Officer, said, "We are pleased to see trends continue in a positive direction. Considering the challenges this Company has seen during fiscal years 1997 and 1998, we are excited about the prospects for future profitability".

         National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. The Company has active contractual relationships with approximately 775 dealers in 35 states.

Except for the historical information contained herein, this news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and in certain other reports filed by the Company with the Securities and Exchange Commission.

Contact:      Stephen R. Veth
              Vice President, Secretary and General Counsel
              (904) 996-2500


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